Exhibit 99.1
Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com
Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com
FOR IMMEDIATE RELEASE:
WD® ANNOUNCES Q1 REVENUE OF $2.7 BILLION AND
NET INCOME OF $239 MILLION, OR $1.01 PER SHARE
Company to Update Impact of Thailand Floods in Today’s Conference Call
IRVINE, Calif.—Oct. 19, 2011—Western Digital Corp. (NYSE: WDC) today reported revenue of $2.7 billion, hard-drive unit shipments of 58 million and net income of $239 million, or $1.01 per share, for its first fiscal quarter ended Sept. 30, 2011. The company’s results include expenses of $21 million associated with the planned acquisition of Hitachi Global Storage Technologies (Hitachi GST) announced Mar. 7, 2011 and unrelated litigation accruals. Excluding these expenses, non-GAAP net income was $260 million or $1.10 per share.1
In the year-ago quarter, the company reported revenue of $2.4 billion, net income of $197 million, or $0.84 per share, and shipped 51 million hard drives.
The company generated $352 million in cash from operations during the September quarter, ending with total cash and cash equivalents of $3.7 billion.

[1]	Non-GAAP net income for the first quarter of fiscal 2012 consists of GAAP net income of $239 million plus $21 million of acquisition-related expenses and unrelated litigation accruals. Non-GAAP earnings per share of $1.10 for the first quarter is calculated by using the same 237 million diluted shares as is used for GAAP earnings per share. The tax effect of the acquisition-related expenses and unrelated litigation accruals was not material.

WD Announces Q1 Revenue of $2.7 Billion and
Net Income of $239 Million, or $1.01 Per Share

Conference Call
The investment community conference call to discuss these results will be broadcast live over the Internet today at 2 p.m. Pacific/5 p.m. Eastern. As previously reported, the company will also provide an update on the impact of the recent severe flooding in Thailand on its operations in the Bangkok region, along with its outlook for the December quarter. The live and archived conference call webcast can be accessed online at www.westerndigital.com/investor, click on “Conference Calls.” The telephone replay number is 800-568-4850 in the U.S. or +1-203-369-3813 for international callers.
About WD
WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company designs and produces reliable, high-performance hard drives and solid state drives that keep users’ data accessible and secure from loss. Its advanced technologies are configured into applications for client and enterprise computing, embedded systems and consumer electronics, as well as its own consumer storage and home entertainment products.
WD was founded in 1970. The company’s storage products are marketed to leading OEMs, systems manufacturers, selected resellers and retailers under the Western Digital® and WD® brand names. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.
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Western Digital, WD, and the WD logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks mentioned herein belong to their respective owners.

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions; unaudited)

	Sept. 30,	Jul. 1,
	2011	2011

ASSETS

Current assets:
Cash and cash equivalents	$3,675	$3,490
Accounts receivable, net	1,356	1,206
Inventories	645	577
Other	250	214

Total current assets	5,926	5,487
Property, plant and equipment, net	2,209	2,224
Goodwill	151	151
Other intangible assets, net	67	71
Other assets	114	185

Total assets	$8,467	$8,118

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,708	$1,545
Accrued expenses	348	349
Accrued warranty	135	132
Current portion of long-term debt	163	144

Total current liabilities	2,354	2,170
Long-term debt	100	150
Other liabilities	290	310

Total liabilities	2,744	2,630
Total shareholders’ equity	5,723	5,488

Total liabilities and shareholders’ equity	$8,467	$8,118

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	Sept. 30,	Oct. 1,
	2011	2010

Revenue, net	$2,694	$2,396
Cost of revenue	2,153	1,959

Gross margin	541	437

Operating expenses:
Research and development	193	167
Selling, general and administrative	89	59

Total operating expenses	282	226

Operating income	259	211
Net interest and other	(1)	—

Income before income taxes	258	211
Income tax provision	19	14

Net income	$239	$197

Income per common share:
Basic	$1.03	$0.86

Diluted	$1.01	$0.84

Weighted average shares outstanding:
Basic	233	230

Diluted	237	234

WESTERN DIGITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended
	Sept. 30,	Oct. 1
	2011	2010

Cash flows from operating activities
Net income	$239	$197
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	158	150
Stock-based compensation	17	19
Deferred income taxes	9	—
Changes in operating assets and liabilities	(71)	24

Net cash provided by operating activities	352	390

Cash flows from investing activities
Purchases of property, plant and equipment	(134)	(200)

Cash used in investing activities	(134)	(200)

Cash flows from financing activities
Employee stock plans, net	(2)	9
Repurchases of common stock	—	(50)
Repayment of long-term debt	(31)	(25)

Net cash used in financing activities	(33)	(66)

Net increase in cash and cash equivalents	185	124
Cash and cash equivalents, beginning of period	3,490	2,734

Cash and cash equivalents, end of period	$3,675	$2,858